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                    FIRST METLIFE INVESTORS INSURANCE COMPANY

                               One Madison Avenue
                            New York, New York 10010

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GUARANTEED MINIMUM INCOME BENEFIT RIDER - LIVING BENEFIT

This Rider forms a part of the Contract to which it is attached and is effective upon issuance. In the case of a conflict with any provision of the Contract, the provisions of this Rider will control. The "Annuity Provisions" section of the Contract is amended as follows:

GUARANTEED MINIMUM INCOME BENEFIT

This Rider guarantees you a minimum monthly Fixed Annuity Payment equal to the Guaranteed Minimum Income Benefit (GMIB) Payment, as set forth below.

At the date you elect to begin receiving Annuity Payments as provided for in this Rider, the GMIB Payment is determined by applying the Income Base to the GMIB Annuity Table. If a higher Fixed Annuity Payment results from applying your Adjusted Account Value on the date you exercise this Rider to the then-current Fixed Annuity Option Table applicable to this class of contracts, then the greater payment will be made.

All Purchase Payments are reflected in the determination of the Income Base used to calculate the GMIB Payment. Withdrawals from contract value reduce the Income Base as described below. Reductions in the Income Base resulting from cash withdrawals will result in a lower GMIB Payment.

INCOME BASE

The Income Base is the greater of (a) or (b):

     a)   Highest Anniversary Value: On the Issue Date, the Highest Anniversary
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          Value is equal to your initial Purchase Payment. Thereafter, the
          Highest Anniversary Value will be increased by subsequent Purchase Payments and reduced proportionately by the percentage reduction in Account Value attributable to each subsequent partial withdrawal. On each Contract Anniversary prior to the Owner's 81st birthday, the Highest Anniversary Value will be recalculated and set equal to the greater of the Highest Anniversary Value before the recalculation or the Account Value on the date of recalculation.

     b)   Annual Increase Amount: On the Issue Date, the Annual Increase Amount
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          is equal to your initial Purchase Payment. Thereafter, the Annual
          Increase Amount is equal to (i) less (ii), where:

               i) is Purchase Payments accumulated at the Annual Increase Rate. The Annual Increase Rate is 6% per year through the Contract Anniversary immediately prior to the Owner's 81st birthday, and 0% per year thereafter; and

               ii) is Withdrawal Adjustments accumulated at the Annual Increase Rate. Withdrawal Adjustments in a Contract Year are determined according to (1) or (2) as defined below:

                    (1) The Withdrawal Adjustment for each partial withdrawal in a Contract Year is the value of the Annutal Increase Amount immediately prior to the withdrawal multiplied by the percentage reduction in Account Value attributable to that partial withdrawal; or

                    (2) If total partial withdrawals in a Contract Year are 6% or less of the Annual Increase Amount on the previous Contract Anniversary, the total Withdrawal Adjustments for that Contract Year will be set equal to the dollar amount of total partial withdrawals in that Contract Year. These Withdrawal

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                         Adjustments will replace the Withdrawal Adjustments
                         defined in (1) above and be treated as though the corresponding partial withdrawals occurred at the end of that Contract Year.

The Income Base is not available as a cash withdrawal or death benefit nor used in the calculation of a cash withdrawal or death benefit. The Income Base is established for the sole purpose of determining the GMIB payment. Minimum values for annuity, cash withdrawals or death benefits attributable to the fixed account are based on the actual account value and not the GMIB Income Base.

OWNERSHIP

While this Rider is in effect, the Owner (or Joint Owners) and Annuitant (or Joint Annuitants) must be the same. If a non-natural person owns the Contract, then Annuitant shall mean Owner in determining the Income Base and GMIB Payment. If Joint Owners are named, the age of the oldest will be used to determine the Income Base.

GMIB ANNUITY TABLE

The GMIB Annuity Table is calculated based on the Annuity 2000 Mortality Table with a 7-year age setback with interest of 2.5% per year. The rate applied will depend upon the Annuity Option elected and the Attained Age and sex of the Annuitant and Joint Annuitant, if applicable. The annuity purchase rates provided by the GMIB Annuity Table differ from (a) the annuity purchase rates used in determining the annuity payment benefit provided in the contract, and
(b) the current single premium immediate annuity purchase rates.

EXERCISING THE GMIB RIDER

a) You must elect to receive annuity payments under one of the following Fixed Annuity Options:

     1) Life Annuity with 10 Years of Annuity Payments Guaranteed. For annuitization ages over age 79, the following guaranteed component of the life annuity is reduced as follows:

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     Age at Annuitization   Guarantee Period
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     80                             9
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     81                             8
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     82                             7
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     83                             6
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     84 and 85                      5
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     2)   Joint and Last Survivor Annuity with 10 Years of Annuity Payments
          Guaranteed.

     These Options are set forth in the Contract. Life Annuity with 10 Years of Annuity Payments Guaranteed will be applied if no election is made under this Rider.

b)   Partial annuitizations are not permitted under this Rider.
c) You may only elect an Annuity Date under this Rider that is within 30 days following any Contract Anniversary and after the expiration of the Waiting Period. The Waiting Period is ten (10) Contract Years from the Issue Date.
d) Applicable Withdrawal Charges on the date you exercise this Rider will be deducted from the Income Base. We also reserve the right to reduce the Income Base for any Premium and Other Taxes that may apply.
e) If you choose not to receive Annuity Payments under this Rider, you may elect any of the Annuity Options under the Contract.

RIDER CHARGE

We deduct Rider charges as shown on the Contract Schedule. Rider charges are a percentage of the Income Base at the time the Rider charge is assessed. The charge is first assessed at the first Contract Anniversary and then at each subsequent Contract Anniversary, up to and including the anniversary on or immediately preceding the date the Rider is exercised. Upon full withdrawal or annuitization, a pro rata portion of the Rider charge will be assessed.

The Rider charge will result in the cancellation of Accumulation Units from each applicable Subaccount of the Variable Account and/or a reduction in the Account Value allocated to the Fixed Account in the ratio the Account Value in a Subaccount and/or Fixed Account bears to the total Account Value. The deduction of the Rider charge from the Fixed

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Account will result in a lower actual account value, cash withdrawal value and death benefit attributable to the Fixed Account investment option.

TERMINATION PROVISIONS

This Rider will terminate upon the earliest of:

     a) The date you elect to receive Annuity Payments either under this Rider or the Contract;
     b) The 30th day following the Contract Anniversary immediately after your 85th birthday;
     c)   The date you make a complete withdrawal of your Account Value;
     d) Death of the Owner, or death of the Annuitant if a non-natural person owns the Contract; or
     e)   Change of the Owner, for any reason.

Unless terminated in accordance with the above provisions, this Rider is irrevocable.

First MetLife Investors Insurance Company has caused this Rider to be signed by its President and Secretary.


/s/                          Secretary   /s/                          President
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